UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 15, 2015

Date of Report (Date of earliest event reported)

Perpetual Industries Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-187134	71-103-2898
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

#110, 5-8720 Macleod Trail South, Calgary, Alberta,	T2H 0M4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 214-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 15, 2015, Doug Greig resigned from the position of General Manager of Operations, in which he has served since 2006. His resignation is not related to any known disagreement with the Company on any matter relating to its operations, policies or practices, and it is not a removal for cause.

(c) As of February 23, 2015, Mr. Neil Mulji, MASc. has been appointed Chief Operating Officer of Perpetual Industries Inc.

Mr. Mulji, age 30, served as a Test Instrumentation Engineer for Beaver Parts Ltd., an engineering firm, from 2010 until 2013. Since 2014, he has served as President of the engineering firm, Vibranautics Inc. In both his previous positions, Mr. Mulji has worked with Perpetual Industries Inc., providing services in areas such as project management, product development, testing, analysis, and business development. Mr. Mulji has no family relationships with any of the directors or officers of the company. There is no formal employment offer letter or any other form of written or oral commitment and/or agreement between the Company and Mr. Mulji. There are no other related transactions between the Company and Mr. Mulji that require disclosure.

Item 8.01. Other Events.

On February 24, 2015, the Company issued a press release announcing Mr. Greig’s resignation from the position of General Manager of Operations, and Mr. Mulji’s appointment as Chief Operating Officer. A copy of the press release which addresses issues in addition to those specifically enumerated is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

Description

99.1

Press Release dated February 24, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERPETUAL INDUSTRIES INC.

Date: February 24, 2015	By:	/s/ Brent W. Bedford
Chairman, President and CEO

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